Exhibit 8.1

[Letterhead of]

CRAVATH, SWAINE & MOORE LLP

[New York Office]

[—]

Agreement and Plan of Merger

Among Texas Industries, Inc., Martin Marietta Materials, Inc. and

Project Holdings, Inc.

Ladies and Gentlemen:

We have acted as counsel for Martin Marietta Materials, Inc., a North Carolina corporation (“Martin Marietta”), in connection with the Agreement and Plan of Merger dated as of January 27, 2014 (the “Agreement”), among Texas Industries, Inc., a Delaware corporation (“TXI”), Martin Marietta and Project Holdings, Inc., a North Carolina corporation and a wholly owned subsidiary of Martin Marietta (“Merger Sub”), whereby Merger Sub will merge with and into TXI (the “Merger”) with TXI becoming the surviving company, on the terms and conditions set forth therein. For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meaning ascribed to them in the Agreement and references herein to the Agreement shall include all exhibits and schedules thereto. This opinion is being delivered in connection with the filing of the registration statement on Form S-4 (Registration No. 333-194288) (as amended, the “Registration Statement”), which includes the Proxy Statement/Prospectus (the “Proxy Statement/Prospectus”), filed by Martin Marietta with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the proposed Merger and to which this opinion appears as an exhibit.

We have examined (i) the Agreement, (ii) the Registration Statement and (iii) the representation letters of Martin Marietta (together with Merger Sub) and TXI delivered to us for purposes of this opinion (the “Representation Letters”). In addition, we have examined, and relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and made such other inquiries as we have deemed necessary or appropriate to enable us to render the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

In rendering such opinion, we have assumed, with your permission, that (i) the Merger will be effected in accordance with the Agreement, (ii) the statements concerning the Merger set forth in the Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iii) the representations made by Martin Marietta (together with Merger Sub) and TXI in their respective Representation Letters are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time and (iv) any representations made in the Agreement or the Representation Letters qualified by belief, knowledge, materiality or any similar qualification are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, in each case without such qualification. We have also assumed, with your permission, that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Agreement. If any of the above described assumptions are untrue for any reason, our opinion as expressed below may be adversely affected and may not be relied upon.

Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein and in the Proxy Statement/Prospectus, we are of opinion that, under currently applicable United States federal income tax law:

1. The Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Accordingly, on the basis of such qualification and subject to the discussion below relating to the receipt of cash in lieu of fractional shares:

•	a U.S. holder (as defined in the Proxy Statement/Prospectus) of TXI common stock will not recognize any gain or loss upon the exchange of shares of TXI common stock for shares of Martin Marietta common stock in the Merger;

•	a U.S. holder of TXI common stock will have a tax basis in the Martin Marietta common stock received in the Merger equal to the tax basis of the TXI common stock surrendered in exchange therefor; and

•	a U.S. holder of TXI common stock will have a holding period for shares of Martin Marietta common stock received in the Merger that includes its holding period for its shares of TXI common stock surrendered in exchange therefor; and

2. A U.S. holder that receives cash in lieu of a fractional share of Martin Marietta common stock as a part of the Merger will recognize capital gain or loss measured by the difference between the cash received for such fractional share and the portion of the U.S. holder’s tax basis in the shares of TXI common stock allocable to the fractional share, subject to the provisions and limitations of Section 302 of the Code.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of U.S. federal taxation. We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the federal law of the United States.

Our opinion is based on current statutory, regulatory and judicial authority, any of which might be changed at any time with retroactive effect. We disclaim any undertaking to advise you of any subsequent changes of the matters stated, represented or assumed herein or any subsequent changes in applicable law, regulations or interpretations thereof.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement, to the references to our firm name therein and to the discussion of our opinion in the Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,

Martin Marietta Materials, Inc.

     2710 Wycliff Road

  Raleigh, North Carolina 27607

3